SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 14, 2002 (May 31, 2002)

COMMUNITY BANCSHARES, INC.
(Exact Name of Registrant as Specified in Its Charter)

DELAWARE (State or Other Jurisdiction of Incorporation)	0-16461 (Commission File Number)	63-0868361 (I.R.S. Employer Identification Number)

MAIN STREET BLOUNTSVILLE, ALABAMA (Address of Principal Executive Offices)	35031 (Zip Code)

(205) 429-1000
(Registrant’s Telephone Number, Including Area Code)

NOT APPLICABLE
(Former Name or Former Address, If Changed From Last Report)

ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS
SIGNATURES

ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS

     On May 31, 2002 Community Bank, a wholly owned subsidiary of the Registrant, consummated the sale of six banking offices in Marshall County, Alabama to Peoples Bank of North Alabama headquartered in Cullman, Alabama. The offices sold were located in Arab, Guntersville, Albertville and Boaz, Alabama. Peoples Bank acquired approximately $59.1 million in loans and $1.1 million in fixed assets and leasehold improvements at book value and assumed deposit liabilities of approximately $79.5 million. Peoples Bank paid to Community Bank a premium on deposits of approximately $4.9 million which represented 8% of the average core deposits at the offices for a thirty-day period preceding the closing of the transaction.

     Community Bank had previously consummated the sales of two offices in Pulaski, Tennessee to First Farmers and Merchants National Bank of Columbia, Tennessee on March 31, 2002, and two offices in Rainsville and Ft. Payne, Alabama to First Southern National Bank located in Stevenson, Alabama, on May 3, 2002. The Pulaski offices had total assets of approximately $25.7 million and total deposits of approximately $35.5 million and the Rainsville and Ft. Payne offices had total assets of approximately $14.0 million and total deposits of approximately $24.7 million. As a result of these transactions Community Bank received premiums on deposits of approximately $1.9 million, 7% of a thirty-day average of core deposits, from First Farmers & Merchants National Bank, and approximately $1.6 million, 8% of a thirty-day average of core deposits, from First Southern National Bank.

     Community Bank realized a pre-tax gain in excess of $8 million from the sale of banking offices during the first two quarters of 2002. This increased Community Bank’s Tier I capital leverage ratio from 7.11% as of December 31, 2001 to 8.65% as of May 31, 2002. The capital of the Registrant has increased 15.9% during the same period.

     The offices divested were in markets which were among the less profitable markets of Community Bank. Management of Community Bank was also not encouraged about the future business prospects for the offices in Marshall County, Alabama. Management projected that at the current level of earnings it would take in excess of 9 years for the divested offices to earn the equivalent of the lump sum gain realized in 2002. Management concluded that the sale of these offices was in the best interest of the shareholders.

     There is no material relationship between the Registrant, any affiliate of the Registrant, any director or officer of the Registrant or any associate of any director or officer of the Registrant and the purchasers of the offices divested by Community Bank.

     Certain statements in this Form 8-K are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are not based on historical facts and may be identified by their reference to a future period or by the use of forward-looking terminology such as “projected”, “would”, “could” and “may.” These forward-looking statements include, without limitation, those relating to the future growth and profitability of Community Bank and the economic and business prospects of market areas. We caution you not to place undue reliance on these forward-looking statements due to a variety of factors. These factors include, but are not limited to, changes in economic conditions and government fiscal and monetary policies, changes in prevailing interest rates and effectiveness of Community Bank’s interest rate strategies, laws, regulations and regulatory authorities affecting financial institutions, changes in and effectiveness of Community Bank’s operating or expansion strategies, geographic concentration of Community Bank’s assets and operations, competition from other financial services companies, unexpected financial results or outcomes of legal proceedings and other risks detailed from time to time in the Registrant’s press releases and filings with the Securities and Exchange Commission. We undertake no obligation to update these forward-looking statements to reflect events or circumstances occurring after the date of this Form 8-K.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has dully caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMMUNITY BANCSHARES, INC.

By:	/s/ Kennon R. Patterson, Sr. Kennon R. Patterson, Sr. Chairman, Chief Executive Officer and President

Date: June 14, 2002